Exhibit 99.1

FOR IMMEDIATE RELEASE

To contact LodgeNet		To contact Colony Capital
Ann Parker, Director	Mike Smargiassi	Kristin Celauro
Investor Relations	Brainerd Communicators	Owen Blicksilver Public Relations, Inc.
605-988-1000	212-739-6729	732-264-1131
ann.parker@lodgenet.com	smarg@braincomm.com	Kristin@blicksilverpr.com

LODGENET AGREES TO $60 MILLION RECAPITALIZATION WITH GLOBAL INVESTOR COLONY CAPITAL

  Colony to Become Controlling Shareholder and Partner with DIRECTV to Build on LodgeNet’s Leadership in the Hospitality and Healthcare Markets

SIOUX FALLS, SD, December 31, 2012 — LodgeNet Interactive Corporation (Nasdaq: LNET) (“LodgeNet” or the “Company”) today announced that it has entered into a definitive agreement with a syndicate formed by an affiliate of Colony Capital (herein “Colony Syndicate”), a global investment firm with $38 billion in assets under management and a broad range of hospitality and media industry investments, pursuant to which the Colony Syndicate will provide $60 million of new capital to support a proposed recapitalization of the Company.  In addition, the Company has received support from a steering committee of its lenders holding its debt for a multi-year extension of its existing $346 million secured credit facility.

The transaction will be implemented through an expedited Chapter 11 bankruptcy process, at the conclusion of which the Colony Syndicate would become the controlling stockholder of the Company.  The plan of reorganization envisions that unsecured creditors of LodgeNet will be paid in full for any pre-petition claims at the conclusion of the Chapter 11 process.

Colony has also executed a memorandum of understanding with DIRECTV, LLC., setting forth certain terms pursuant to which LodgeNet and DIRECTV intend to operate as strategic partners within the hospitality and healthcare markets.  As part of the expanded partnership between the two companies, DIRECTV will provide its world-class operational, technological and marketing capabilities to help deliver new and improved LodgeNet services to the industry.

Importantly, throughout this process, LodgeNet’s current hospitality and healthcare customers will continue to receive LodgeNet’s entertainment and connectivity services, as well as ongoing maintenance and support, without interruption.

Under the terms of these agreements, the Colony Syndicate will receive new common stock representing 100 percent ownership of LodgeNet. The Colony Syndicate’s investment and the new credit agreement provide added financial flexibility, while Colony Capital’s industry experience and DIRECTV’s new contributions will ensure LodgeNet’s continued market leadership as it works with customers to offer the best in-room entertainment and connectivity services available today.

The Company has also entered into a plan support agreement with a steering committee of its lenders holding its outstanding senior debt, pursuant to which the lenders have agreed to support the Colony

Syndicate’s transaction and the proposed amendment and extension of the credit agreement with its lenders, and to vote in favor of the Company’s proposed plan of reorganization.  The Company has also received a commitment for a debtor-in-possession (DIP) loan from certain of its lenders that would provide up to $15 million in financing, providing additional liquidity during this process.

In order to provide LodgeNet time to solicit votes on the proposed Chapter 11 plan, DIRECTV, HBO and the steering committee of lenders have agreed to extensions of their existing forbearance agreements.

“As one of the largest investors in hospitality and media enterprises around the globe, and with a strong track-record of success, Colony Capital brings an unmatched combination of strategic acumen and financial resources to LodgeNet and its industry-leading footprint of 1.5 million hotel rooms,” said LodgeNet Interactive chairman Doug Bradbury.  “Under Colony’s leadership, LodgeNet is poised to transform its business through renewed financial strength, the introduction of new and innovative products and services, and strengthened industry relationships, thus re-affirming its position as the leading provider of interactive services to the hospitality and healthcare industries.”

LodgeNet and the Colony Syndicate have agreed to implement this transaction via an expedited Chapter 11 proceeding which would commence once the requisite consents of its lenders have been obtained.  Concluding the recapitalization in a controlled, court-supervised environment will allow LodgeNet to continue operating without interruption, address short-term liquidity issues, complete the Colony Syndicate’s transaction, and amend the credit agreements with its lenders.

“As evidenced by our investments in hospitality, media and entertainment, we believe in these markets, and with LodgeNet positioned at the crossroads of all three, this opportunity is tailor-made for Colony Capital,” commented Richard Nanula, Principal at Colony Capital. “We look forward to leveraging our experience and key industry relationships to drive change at a critical time for the company and the industries it serves. Together with DIRECTV and our hospitality and healthcare customers, we are committed to building on the company’s position as the preeminent provider of commercial entertainment and connectivity services, as we believe strongly that for LodgeNet, the future is now.”

Pursuant to the contemplated Chapter 11 filing, holders of the existing Series B Preferred Stock and common stock issued by LodgeNet Interactive will have their interests cancelled and will not receive any distributions.

The recapitalization is designed to enable a restructured LodgeNet Interactive to emerge from Chapter 11 on a standalone basis with strong cash flow and a solid balance sheet.

Key terms of the recapitalization include:

•                  The Colony Syndicate will invest $60 million in exchange for all of the new shares of common stock of LodgeNet Interactive;

•                  LodgeNet’s existing Credit Agreement will be amended to provide an extension in the form of  a 5-year term  loan in an aggregate amount equal to (i) $346.4 million plus (ii) the amount of accrued and unpaid interest that was capitalized prior to the Closing Date;

•                  Based on the terms of the recently executed memorandum of understanding between Colony and DIRECTV, LodgeNet and DIRECTV will enter into a new agreement pursuant to which they will work under an expanded new strategic partnership, far exceeding the scope of the parties’ current free-to-guest programming agreement, to include DIRECTV branding, programming and content, advertising, and support across all facets of operations, infrastructure and technology.  This strategic partnership is expected to enhance the experience for new and existing hotel and healthcare customers, improve service capabilities and provide additional promotional options that will reduce or eliminate capital requirements within the industry.

Closing of the transaction is subject to various closing conditions, including Bankruptcy Court confirmation of a Chapter 11 Plan.  Accordingly, no assurances can be given that the transaction will be consummated.

Miller Buckfire & Co. LLC, a wholly-owned subsidiary of Stifel Financial Corp., FTI Consulting, Inc. and Moorgate Securities LLC served as financial advisors to LodgeNet, Weil, Gotshal & Manges LLP acted as restructuring legal counsel and Leonard, Street and Deinard acted as corporate legal counsel to the Company. Guggenheim Securities, LLC served as financial advisor to Colony Capital, and Liner Grode Stein Yankelevitz Sunshine Regenstreif & Taylor LLP and Sullivan & Cromwell LLP provided legal counsel.  Akin Gump Strauss Hauer & Feld LLP and CDG Group, LLC acted as advisors to the agent for the lenders.

About LodgeNet

LodgeNet Interactive is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. Recently named by Advertising Age as one of the Leading 100 US Media Companies, LodgeNet Interactive serves approximately 1.5 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet and the LodgeNet logo are registered trademarks of LodgeNet Interactive Corporation. All rights reserved.

About Colony Capital LLC

Founded in 1991 by Chairman and Chief Executive Officer Thomas J. Barrack, Jr., Colony Capital is a private, international investment firm focusing primarily on debt and equity investments in real estate-related assets and operating companies. The firm has invested $48 billion in over 19,000 assets/loans through various corporate, portfolio and complex property transactions. Colony has been one of the largest owners of hospitality assets in the world with investments in Fairmont Raffles Hotels International, Accor, Amanresorts and dozens of individual hotels globally. Colony’s investments have also included the legendary integrated resort Costa Smeralda on Sardinia, the award-winning hospitality platform sbe, the conversion of the Mayfair Hotel in New York to the luxury condo 610 Park Avenue, the Savoy Hotel Group’s five-star hotels in the UK, the five-star Stanhope Hotel in New York, The Orchid at Mauna Lani in Hawaii and the La Tour private hospital group.

Colony is also an active investor in the media and entertainment space and the firm’s portfolio currently includes Miramax, the global film and television studio with a 700-plus film library that holds some of the world’s most original and acclaimed independent films. Colony has a team of more than 250 and is headquartered in Los Angeles, with offices in New York, Boston, Scottsdale, London, Madrid, Paris, Rome, Beirut, Hong Kong, Seoul and Taipei. For more information, visit www.colonyinc.com.

Special Note Regarding Forward-Looking Statements —

Certain statements in this press release constitute “forward-looking statements,” including, without limitation, statements regarding the Company’s investment agreement with the Colony Syndicate and the Company’s proposed recapitalization, the Company’s ability to continue operations during the pendency of the bankruptcy case, the agreement with DIRECTV, and the effect of actions of the Bankruptcy Court on the Company’s assets and operations.

Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others,  the Company’s ability to comply with the terms of the investment agreement with the Colony Syndicate, including the conditions to closing, which require, among other things, that the Company maintain a certain minimum amount of liquidity, maintain certain material contracts, and obtain the Bankruptcy Court’s approval of its Chapter 11 plan of reorganization; the Company’s ability to obtain Bankruptcy Court approval with respect to its motions in the Chapter 11 proceedings; risks associated with third party motions in the Chapter 11 proceedings, which may interfere with the Company’s ability to consummate its plan of reorganization; the potential adverse effects of the Chapter 11 proceedings on the Company’s business, customer relationships, liquidity or results of operations; continued compliance with conditions for funding under the debtor-in-possession financing facility; the ability to execute the Company’s business and restructuring plan to achieve desired cost savings and additional capital to improve liquidity; the Colony Syndicate’s ability to reach a definitive agreement with DIRECTV; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our anticipated results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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